Exhibit 99.(b)(1)

Execution Version

ROYAL BANK OF CANADA 200 Vesey Street New York, New York 10281	TRUIST BANK TRUIST SECURITIES, INC. 3333 Peachtree Road Atlanta, Georgia 30326	CITIZENS BANK, N.A. 28 State Street Boston, Massachusetts 02109

MUFG 1221 Avenue of the Americas New York, New York 10020	FIFTH THIRD BANK, NATIONAL ASSOCIATION 222 S. Riverside Plaza, 30th Floor Chicago, Illinois 60606	BANK OF MONTREAL BMO CAPITAL MARKETS CORP. 151 West 42nd Street New York, New York 10036

CAPITAL ONE, NATIONAL ASSOCIATION 299 Park Avenue New York, New York 10171

CONFIDENTIAL

February 27, 2023

Ferdinand FFP Acquisition, LLC

c/o Clayton, Dubilier & Rice

375 Park Avenue, 18th Floor

New York, New York 10152

Attention: Michael G. Babiarz

and

c/o Stone Point Capital LLC

20 Horseneck Lane

Greenwich, Connecticut 06830

Attention: Andrew Reutter

Project Ferdinand

Commitment Letter

Ladies and Gentlemen:

You have advised us that Ferdinand FFP Acquisition, LLC, a newly formed Delaware limited liability company (“AcquisitionCo” or “you”), formed at the direction of Clayton, Dubilier & Rice, LLC (“CD&R”; CD&R, together with Stone Point Capital LLC (“Stone Point”) and CD&R’s and Stone Point’s respective affiliates, the “Sponsors”), intends to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding equity interests of the entity previously identified to us by you as “Ferdinand” (the “Company”) pursuant to the Acquisition Agreement (as defined in Exhibit A hereto). You have further advised Royal Bank of Canada (“Royal Bank”), RBC Capital Markets1 (“RBCCM” and, together with Royal Bank, “RBC”), Truist Bank (“TB”), Truist Securities, Inc. (“Truist Securities” and, together with TB, “Truist”), Citizens Bank, N.A. (“Citizens”), MUFG (as defined below), Fifth Third Bank, National Association (“FTB”), Bank of Montreal (“BMO”), BMO Capital Markets Corp. (“BMOCM”) and Capital One, National Association (“CONA” and, together with RBC, Truist, Citizens, MUFG, FTB, BMO, BMOCM and any Additional Committing Lenders (as defined below), the “Committed Lenders”, “we” or “us”) that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) and the Summary of Additional Conditions attached hereto as Exhibit C (the “Summary of Additional Conditions”; together with this commitment letter, the Transaction Description and the Term Sheet, collectively, the “Commitment Letter”).

[1]	RBC Capital Markets is a marketing name for the capital markets activities of Royal Bank of Canada and its affiliates.

For the purposes of this Commitment Letter, “MUFG” shall mean MUFG Bank, Ltd., MUFG Union Bank, N.A., MUFG Securities Americas Inc. and/or any of their affiliates as may be appropriate to provide the services contemplated herein (subject to the confidentiality, assignment and other provisions hereof).

You have further advised each of the Committed Lenders that, in connection therewith, it is intended that the financing for the Transactions will include either (a) if you have not made a Syndicated Term Loan Election (as defined in Exhibit A hereto), any of (i) an aggregate principal amount equal to the lesser of (x) $500.0 million and (y) the maximum aggregate amount permitted to be incurred under clauses (b)(I) and (b)(II)(A) of the definition of “Maximum Incremental Facilities Amount” set forth in the Existing Credit Agreement (as defined below) (the “Financing Amount”) in the form of senior secured notes, subject to increase to fund any original issue discount in the issue price of such notes (the “Secured Notes”) in a Rule 144A private placement, (ii) if all or any portion of the Secured Notes are not issued on or prior to the Closing Date (as defined below), up to the Financing Amount (less the amount of cash proceeds received from the issuance of Secured Notes on or prior to the Closing Date) of incremental first lien secured term loans (the “Incremental Term Loans”) under the incremental first lien secured credit facility (the “Incremental Term Loan Facility”) described in the Term Sheet or (iii) a combination of Secured Notes and Incremental Term Loans or (b) if you have made a Syndicated Term Loan Election, up to the Financing Amount (plus, at AcquisitionCo’s option pursuant to the terms of the Fee Letter, the amount of any Term Loan Flex Increase (as defined in the Fee Letter) of syndicated incremental first lien secured term loans (the “Syndicated Term Loans” and, together with the Incremental Term Loans, the “Term Loans”) under the syndicated incremental first lien secured credit facility (the “Syndicated Term Loan Facility” and, together with the Incremental Term Loan Facility, the “Term Loan Facilities”) described in the Term Sheet. As used herein, the term “Closing Date” shall mean the date on which the Acquisition closes with the proceeds of, among other things, the Syndicated Term Loans, Incremental Term Loans and/or Secured Notes issued in a Rule 144A private placement arranged by the Investment Banks (as defined in Exhibit C hereto). For all purposes hereunder, the term “Existing Credit Agreement” shall mean that certain First Lien Credit Agreement, dated as of July 3, 2017 (as amended, supplemented, waived or otherwise modified from time to time), among a subsidiary of the Company, as borrower, the several banks and other financial institutions from time to time party thereto, Royal Bank of Canada, as term loan administrative agent (in such capacity, the “Existing Term Loan Agent”) and collateral agent and Bank of America, N.A., as revolver administrative agent (in such capacity, the “Existing Revolver Agent” and, together with the Existing Term Loan Agent, the “Existing Agents”).

In connection with the foregoing, each of RBC, TB, Citizens, MUFG, FTB, BMO and CONA is pleased to (x) advise you of its several, but not joint, commitment to provide 37.72%, 16.85%, 14.20%, 11.24%, 8.75%, 5.62% and 5.62%, respectively, of the Term Loan Facilities (including, without limitation, any Term Loan Flex Increase), subject only to the conditions set forth in the second sentence of the Funding Conditions Provision (as defined below), in the Summary of Additional Conditions and under the heading “Conditions to Term Loans” in the Term Sheet and (y) consent and, if applicable, to cause any of its affiliates that is a Tranche A Term Loan Lender or a Revolving Credit Lender under the Existing Credit Agreement to consent, to the Proposed Amendment (as defined in Annex I hereto).

It is agreed that RBCCM, Truist Securities, Citizens, MUFG, FTB, BMOCM and CONA will act as joint lead arrangers and joint bookrunners for the Term Loan Facilities (in such capacity, the “Incremental Lead Arrangers”); provided, however, that RBCCM (the “Incremental Lead Left Arranger”) shall have “left” placement in any and all marketing materials or other documentation used in connection with the Term Loan Facilities and shall hold the leading role, rights and responsibilities conventionally associated with such “left” placement, including maintaining “physical books” in respect of the Term Loan Facilities.

You may, on or prior to the date that is 15 business days after the date of this Commitment Letter, appoint additional agents, co-agents, lead arrangers, co-“lead left” arrangers, bookrunners, managers or arrangers (any such agent, co-agent, lead arranger, bookrunner, manager or arranger, an “Additional Committing Lender”) or confer other titles in respect of the Term Loan Facilities in a manner and with economics determined by you in consultation with the Incremental Lead Arrangers party hereto as of the date hereof (it being understood that, except as set forth in clause (iii) below, to the extent you appoint Additional Committing Lenders or confer other titles in respect of the Term Loan Facilities, (x) each such Additional Committing Lender will assume a pro rata portion of the commitments of the Term Loan Facilities (and the commitments of the Committed Lenders party thereto as of the date hereof with respect to such portion will be reduced ratably) and (y) the economics allocated to the Committed Lenders party hereto as of the date hereof in respect of the Term Loan Facilities will be reduced ratably by the amount of the economics allocated to such appointed entities upon the execution by such financial institution of customary joinder documentation and, thereafter, each such financial institution shall constitute a “Committed Lender” hereunder and under the Fee Letter (as defined below)); provided that (i) fees will be allocated to each such appointed entity on a pro rata basis in respect of the commitments it is assuming or on such other basis as you and the Incremental Lead Arrangers party hereto as of the date hereof may agree, (ii) in no event shall the Incremental Lead Arrangers party hereto as of the date hereof be entitled to less than 90.0% of the economics of the Term Loan Facilities (provided that such percentage shall be calculated after giving effect to any reduction made pursuant to clause (iii)(x) below) and (iii) notwithstanding the foregoing, in the event that any Sponsor or an affiliate of a Sponsor (any such entity, a “Sponsor Committed Lender”) is appointed as an Additional Committing Lender, the economics allocated to the Committed Lenders party hereto as of the date hereof in respect of the Term Loan Facilities will be reduced as follows (x) first, to reduce the economics allocated to the Incremental Lead Left Arranger by no more than 15.0% of the Committed Lenders’ commitments on the date hereof and (y) second, ratably by the amount of the economics allocated to such Sponsor Committed Lender. No compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter and other than in connection with any additional appointments referred to above) will be paid to any Lender in connection with the Term Loan Facilities unless you and the Incremental Lead Left Arranger so agree; provided that such additional compensation may not be paid to the Incremental Lead Left Arranger or any of its affiliates without the consent of the other Committed Lenders.

The Committed Lenders reserve the right, prior to or after the execution of definitive documentation for the Term Loan Facilities (which we agree will be initially drafted by your counsel), to syndicate all or a portion of the Committed Lenders’ commitments hereunder to a group of financial institutions (together with the Committed Lenders, the “Lenders”) identified by the Committed Lenders in consultation with you and reasonably acceptable to them and you (such consent not to be unreasonably withheld), it being understood that we will not syndicate to (x) those persons identified by you or the Sponsors in writing to the Committed Lenders (or to their affiliates so designated in writing) on or prior to the date hereof or to any competitors of the Company or its subsidiaries or to any affiliates of such competitors, or to any person whose principal investment strategy is investing in distressed debt or the pursuance of loan-to own strategies or (y) any Disqualified Lender (as defined in the Existing Credit Agreement) (such persons collectively, the “Disqualified Institutions”); provided that, notwithstanding each Committed Lender’s right to syndicate the Term Loan Facilities and receive commitments with respect thereto, it is agreed that any syndication, assignment or receipt of commitments in respect of all or any portion of a Committed Lender’s commitments hereunder prior to the initial funding under the Term Loan Facilities and/or the placement and issuance of the Secured Notes issued in a Rule 144A private placement arranged by the Investment Banks shall not be a condition to such Committed Lender’s commitments nor reduce such Committed Lender’s commitments hereunder with respect to any of the Term Loan Facilities (provided, however, that, notwithstanding the foregoing, assignments of a Committed Lender’s commitments, which are effective simultaneously with the funding of such commitments by the assignee, shall be permitted) and, unless you otherwise agree in writing, each Committed Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with syndication efforts as set forth below, it is understood that the Committed Lenders’ commitments hereunder are not subject to or conditioned on the syndication of the Term Loan Facilities or the placement of the Secured Notes. The Committed Lenders intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Term Loan Facilities prior to the Closing Date (subject to the limitations set forth in the second preceding sentence). You agree actively to assist the Committed Lenders (and to use your commercially reasonable efforts to cause the Sponsors and, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, the Company to actively assist the Committed Lenders) in completing a timely syndication that is reasonably satisfactory to them and you. Such assistance shall be limited to, until the earlier to occur of (i) a Successful Syndication (as defined in the Fee Letter) and (ii) 60 days after the Closing Date, your using commercially reasonable efforts to (a) ensure that any syndication efforts benefit from the existing lending and investment banking relationships of you, the Sponsors and, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, the Company, (b) facilitate direct contact between appropriate members of senior management, representatives and advisors of you and the Sponsors, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, to provide contact between senior management, representatives and advisors of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) assist, and your using commercially reasonable efforts, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, to cause the Company to assist, in the preparation of a customary lender presentation for the Term Loan Facilities (the “Lender Presentation”) and other customary and reasonably available marketing materials to be used in connection with the syndication (all of which shall be in form substantially similar to lender presentations and marketing materials prepared by companies sponsored by the Sponsors) and your using commercially reasonable efforts to provide such Lender Presentation (other than the portions thereof customarily provided by financing arrangers, and limited, in the case of information relating to the Company and its subsidiaries, to the financial information required to be delivered pursuant to paragraph 5 of the Summary of Additional Conditions, assuming the Closing Date were the first day of the 15 consecutive business day period) to us no less than 15 consecutive business days prior to the Closing Date (or such shorter period ending upon the issuance of the Secured Notes or otherwise reasonably acceptable to the Incremental Lead Arrangers) (provided that (x) July 3, 2023 and November 24, 2023 shall not be counted towards the total number of business days for such 15 business day period and (y) if such 15 consecutive business day period shall not have ended on or prior to August 18, 2023, then such 15 consecutive business day period shall not commence prior to September 5, 2023), (d) prior to the launch of syndication, using your commercially reasonable efforts to procure or confirm a public corporate credit rating and a public corporate family rating (but in each case, no specific rating) in respect of the Borrower from Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively, and procure a public rating (but no specific rating) for the Secured Notes and the Syndicated Term Loan Facility, as applicable, from each of S&P and Moody’s, (e) host, with the Committed Lenders, no more than one meeting or lender call to be mutually agreed upon of prospective Lenders at a time and location to be mutually agreed upon (it being understood that any such meeting may take place via videoconference or web conference), and (f) to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, ensure that there shall be no competing issues of debt securities or credit facilities of Holdings (as defined in Exhibit A hereto), AcquisitionCo, the Company or any of their respective subsidiaries being offered, placed or arranged (other than (x) the Secured Notes (including any Securities (as defined in the Fee Letter)), (y) prior to the Closing Date, any indebtedness permitted to be incurred under the Existing Credit Agreement (other than any incremental indebtedness pursuant to Section 2.14 of the Existing Credit Agreement, including any in lieu indebtedness in respect thereof, and any other indebtedness incurred pursuant to a ratio incurrence test under the Existing Credit Agreement (other than the Term Loan Facilities and/or the Secured Notes (including any Securities))) and any replacements, extensions and renewals of existing indebtedness that matures prior to the date that is 60 days following the Expiration Date (as defined below), short-term working capital facilities, capital leases, purchase money indebtedness and equipment financings, in each case, entered into in the ordinary course of business, other indebtedness to be mutually agreed and any other indebtedness of the Company and its subsidiaries permitted to be incurred pursuant to the Acquisition Agreement and (z) following the Closing Date, any indebtedness permitted to be incurred under the Existing Credit Agreement (as amended by the Facility Documentation (as defined below)) (other than any incremental indebtedness pursuant to Section 2.14 of the Existing Credit Agreement, including any in lieu indebtedness in respect thereof, and any other indebtedness incurred pursuant to a ratio incurrence test under the Existing Credit Agreement (other than the Term Loan Facilities and/or the Secured Notes (including any Securities)))) if the offering, placement or arrangement of such debt securities or credit facilities would have, in the reasonable judgment of Incremental Lead Arrangers holding at least a majority of the commitments hereunder, a detrimental effect upon the primary syndication of the Term Loan Facilities. For the avoidance of doubt, you will not be required to provide any information (x) to the extent that the provision thereof could reasonably be expected to violate any attorney-client privilege, law, rule or regulation or any fiduciary duty or obligation of confidentiality (not created in contemplation hereof) binding upon, or waive any privilege that may be asserted by, you, the Sponsors, the Company or your or their respective affiliates (provided that in the case of any confidentiality obligation binding on you or your affiliates, you shall use commercially reasonable efforts to notify us, to the extent feasible, if any such information that we have specifically identified and requested is being withheld as a result of any such obligation of confidentiality and shall use commercially reasonable efforts to disclose such information in a manner that does not breach such confidentiality obligations or such attorney-client privilege) or (y) that consists of trade secrets, customer-specific data or competitively sensitive information of the Company or its subsidiaries that is not required to be provided pursuant to the Acquisition Agreement. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, but without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that none of the foregoing obligations set forth in this paragraph, including, without limitation, the commencement or completion of the syndication of the Term Loan Facilities, the placement of the Secured Notes or the obtaining of ratings or your compliance with your obligations to assist with syndication efforts as set forth herein shall constitute a condition to the availability of the Term Loan Facilities on the Closing Date or at any time thereafter.

The Incremental Lead Arrangers will, in consultation with you, manage all aspects of any syndication of the Term Loan Facilities, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (which institutions shall be reasonably acceptable to you), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Incremental Lead Arrangers in their syndication efforts, you agree promptly to provide (and to use commercially reasonable efforts to cause the Sponsors and, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, the Company to provide) to the Committed Lenders all customary and reasonably available information with respect to you, the Sponsors, the Company and its subsidiaries and the Transactions, including all financial information and projections (such projections, together with any financial estimates, budgets, forecasts and other forward-looking information, the “Projections”), as the Committed Lenders may reasonably request in connection with the structuring, arrangement and syndication of the Term Loan Facilities. You hereby represent and warrant that (with respect to information relating to the Company and its subsidiaries and their respective businesses to your knowledge), (a) all written information and written data of the Company and its subsidiaries and their respective businesses other than the Projections and information of a general economic or general industry nature (the “Information”) that has been or will be made available to the Committed Lenders by or on behalf of you or any of your representatives, taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections in the Lender Presentation have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time delivered by you based on information provided by you, the Sponsors, the Company and your and their respective representatives; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material and are not a guarantee of performance. You agree that if, at any time prior to the Closing Date and, thereafter, until the earlier to occur of (i) a Successful Syndication and (ii) 60 days after the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (to your knowledge with respect to information relating to the Company and its subsidiaries and their respective businesses) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct (to your knowledge with respect to information relating to the Company and its subsidiaries and their respective businesses) in all material respects under those circumstances, it being understood in each case that such supplementation shall cure any breach of such representations and warranties. In arranging and syndicating the Term Loan Facilities, the Committed Lenders will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representation or warranty under this paragraph, any supplement thereto, or the accuracy of any such representation or warranty shall constitute a condition precedent to the availability and initial funding of the Term Loan Facilities on the Closing Date.

Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Committed Lenders or the Incremental Lead Arrangers in connection with the syndication of the Term Loan Facilities shall be those required to be delivered pursuant to paragraph 5 of the Summary of Additional Conditions.

You hereby acknowledge that (a) the Committed Lenders will make available on a confidential basis Information and Projections to the proposed syndicate of Lenders by posting such Information and Projections on IntraLinks, SyndTrak Online, Debtdomain or similar electronic means to be used in connection with the syndication of the Term Loan Facilities and (b) certain of the Lenders (each, a “Public Lender”) may wish to receive only information and documentation that (i) is publicly available (or could be derived from publicly available information), (ii) is not material with respect to you, the Company or your or its respective subsidiaries or securities for purposes of United States federal and state securities laws or (iii) constitutes information of a type that would be publicly available if you were a public reporting company (in each case, as determined by you in good faith, which determination shall be conclusive) (collectively, the “Public Side Information”). If reasonably requested by the Committed Lenders, you will use commercially reasonable efforts to assist us, and will use commercially reasonable efforts, to the extent practicable, appropriate and not in contravention of the terms of the Acquisition Agreement, to cause the Company to assist us, in preparing a customary additional version of the Lender Presentation to be used by Public Lenders. The information to be included in the additional version of the Lender Presentation will contain only Public Side Information. It is understood that in connection with your assistance described above, an authorization letter, in form and substance substantially similar to authorization letters delivered by companies sponsored by the Sponsors, will be included in any marketing materials used in connection with the Term Loan Facilities, which letter authorizes the distribution of such marketing materials to prospective Lenders, containing a representation to the Incremental Lead Arrangers that the public side version contains only Public Side Information (and, in each case, a “10b-5” representation to the Incremental Lead Arrangers customary for companies sponsored by the Sponsors), which marketing materials shall exculpate you, the Sponsors, the Company and your and their respective affiliates and us and our affiliates with respect to any liability related to the use of such marketing materials by the recipients thereof. You agree to use commercially reasonable efforts to identify that portion of the Information that may be distributed to the Public Lenders as “PUBLIC”, which, at the minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. You agree that by your marking such materials “PUBLIC”, you shall be deemed to have authorized the Incremental Lead Arrangers (subject to the confidentiality and other provisions of this Commitment Letter) to treat such materials as information that is Public Side Information (it being understood that you shall not be under any obligation to mark any particular portion of the Information as “PUBLIC”). You agree that, subject to the confidentiality and other provisions of this Commitment Letter, the Incremental Lead Arrangers on your behalf may distribute the following documents to all prospective lenders in the form provided to you and to your counsel a reasonable time prior to their distribution, unless you or your counsel advise the Incremental Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such material should only be distributed to prospective lenders that are not Public Lenders (each, a “Private Lender”): (a) the Term Sheet; (b) drafts and final definitive documentation with respect to the Term Loan Facilities (excluding, if applicable, any specifically identified schedules thereof); (c) administrative materials prepared by the Committed Lenders for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (d) notification of changes in the terms of the Term Loan Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then none of the Incremental Lead Arrangers and the Committed Lenders will distribute such materials to Public Lenders without your consent.

As consideration for the commitments of the Committed Lenders hereunder and their agreement to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the Fee Letter dated as of the date hereof and delivered herewith with respect to the Term Loan Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.

The commitments of the Committed Lenders hereunder and their agreement to perform the services described herein and the initial funding under the Term Loan Facilities on the Closing Date are subject solely to the conditions set forth in the next sentence of this paragraph, in the Summary of Additional Conditions and under the heading “Conditions to Term Loans” in the Term Sheet. In addition to the immediately preceding sentence, the commitments of the Committed Lenders hereunder and the initial funding under the Term Loan Facilities on the Closing Date are subject solely to the execution (as applicable) and delivery by the Borrower and the officers thereof, as the case may be, of definitive documentation (the “Facility Documentation”), customary closing certificates (including customary evidences of authority, charter documents and customary officers’ incumbency certificates), customary legal opinions with respect to the Term Loan Facilities, in each case consistent with this Commitment Letter, the Fee Letter and consistent with prior incremental term loan incurrences under the Existing Credit Agreement; provided that, notwithstanding anything in this Commitment Letter, the Fee Letter, the Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the making of which shall be a condition to the availability of the Term Loan Facilities on the Closing Date shall be (A) the Specified Representations (as defined below) and (B) the representations and warranties relating to the Company and its subsidiaries made by the Company in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you (and any of your affiliates that is a party to the Acquisition Agreement) have the right to terminate your (and their) obligations under the Acquisition Agreement (or otherwise decline to consummate the Acquisition), in each case, without liability to any of you, the Sponsors or any of your or their respective affiliates as a result of a breach of such representations and warranties in such agreement (the “Company Representations”) and (ii) the terms of the Facility Documentation shall be in a form such that (a) they do not impair the availability of the applicable Term Loan Facility on the Closing Date if the conditions set forth in this sentence, in the Summary of Additional Conditions and under the heading “Conditions to Term Loans” in the Term Sheet are satisfied or waived (it being understood that, no new or additional Collateral (as defined in the Existing Credit Agreement) nor any security interest therein shall be required and provision of any such Collateral or security interest shall not constitute a condition precedent to the availability of the Term Loan Facilities on the Closing Date and (b) without limiting the terms set forth or referred to herein or in the Term Sheet, they do not conflict with, violate or result in a breach or default under the Existing Credit Agreement. For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower in the Facility Documentation and set forth in the Term Sheet relating to: corporate or other organizational existence; power and authority related to entry into and performance of the Facility Documentation; the due authorization, execution, delivery and enforceability of the Facility Documentation; the incurrence of the loans, the provision of guarantees and the granting of security interests, as applicable, contemplated herein not violating the constitutional documents of the Borrower and, to the extent applicable, the Guarantors (as defined in the Existing Credit Agreement); solvency of the Borrower and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions (solvency to be defined in a manner consistent with the solvency definition set forth in the Existing Credit Agreement); creation, validity and perfection of security interests in the collateral to be perfected on the Closing Date (subject to the foregoing provisions of this paragraph relating to Collateral); U.S. Federal Reserve margin regulations; the use of loan proceeds not violating the PATRIOT Act; and the U.S. Investment Company Act. There shall be no conditions (implied or otherwise) to the commitments of the Committed Lenders hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter or the Facility Documentation, other than those expressly stated to be conditions to the initial funding or effectiveness of the commitments under the Term Loan Facilities on the Closing Date in the second sentence of this paragraph, in the Summary of Additional Conditions and under the heading “Conditions to Term Loans” in the Term Sheet. Without limiting the conditions precedent provided herein to funding the consummation of the Acquisition with the proceeds of the Term Loan Facilities, the Incremental Lead Arrangers will cooperate with you as reasonably requested in coordinating the timing and procedures for the funding of the Term Loan Facilities in a manner consistent with the Acquisition Agreement. This paragraph is referred to as the “Funding Conditions Provision”.

You agree (a) to indemnify and hold harmless the Incremental Lead Arrangers, each of the Committed Lenders and their respective affiliates and controlling persons and the respective officers, directors, employees, agents, members and successors of each of the foregoing, but excluding (x) any of the foregoing in its capacity, if applicable, as financial advisor to the Company or any of its direct or indirect equity holders or affiliates in connection with the Transactions (each, a “Sell-Side Advisor”) and any Related Person (as defined below) of such Sell-Side Advisor in such capacity, (y) any of the foregoing in its capacity, if applicable, as a Private Equity Affiliate (as defined below) in connection with the Transactions and any Related Person of such Private Equity Affiliate in such capacity and (z) any other equity investors arranged by and designated by any Sponsor (collectively with the Sponsors, the “Investors”) in its capacity as such and any Related Person of such Investor in such capacity (each, other than such excluded parties, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever to which such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Term Loan Facilities or any related transaction or any claim, litigation, investigation or proceeding, actual or threatened, relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether such Indemnified Person is a party thereto and whether or not such Proceedings are brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse such Indemnified Person within 30 days after receipt of a written request together with reasonably detailed backup documentation for any reasonable, documented and invoiced out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons and, if necessary, one firm of local counsel in each appropriate jurisdiction, in each case for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter, after receipt of your consent (which shall not be unreasonably withheld), retains its own counsel, of another firm of counsel for such affected Indemnified Person) and other reasonable, documented and invoiced out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any Related Person of such Indemnified Person under this Commitment Letter or the Facility Documentation (as determined by a court of competent jurisdiction in a final non-appealable decision), (iii) arising out of, or in connection with, any Proceeding that does not arise from an act or omission by you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person other than any Proceeding against the relevant Indemnified Person in its capacity or in fulfilling its role as an agent, arranger or similar role under any of the Term Loan Facilities or (iv) to the extent they have resulted from any agreement governing any settlement that is effected without your prior written consent and (b) to reimburse the Committed Lenders from time to time, upon presentation of a summary statement, for all reasonable, documented and invoiced out-of-pocket expenses (including, but not limited to, expenses of the Committed Lenders’ due diligence investigation (and with respect to third-party diligence expenses, to the extent any such expenses have been previously approved by you, such approval not to be unreasonably withheld), syndication expenses and reasonable, documented and invoiced fees, disbursements and other charges of counsel to the Incremental Lead Left Arranger identified in the Term Sheet and, for the avoidance of doubt, not of counsel to any other Committed Lender or Incremental Lead Arranger individually and of a single local counsel to the Incremental Lead Left Arranger in each relevant material jurisdiction, except allocated costs of in-house counsel), in each case incurred by the Committed Lenders in connection with the Term Loan Facilities and the preparation of this Commitment Letter, the Fee Letter and the Facility Documentation (collectively, the “Expenses”); provided that, except as set forth in the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person or any other party hereto (or their respective affiliates and representatives) shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks, SyndTrak Online or Debtdomain), except to the extent such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Person of such Indemnified Person or such other party, affiliate or representative (as determined by a court of competent jurisdiction in a final and non-appealable decision), and (ii) none of you, any Sponsor, any Investor, the Company or any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages in connection with your or their activities related to the Term Loan Facilities or this Commitment Letter; provided that nothing contained in this clause (ii) shall limit your indemnity or reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third-party claim in connection with which such Indemnified Person is entitled to indemnification hereunder. For purposes hereof, a “Related Person” of an Indemnified Person (or any Sell-Side Advisor, Private Equity Affiliate or Investor) means, if such Indemnified Person (or such Sell-Side Advisor, Private Equity Affiliate or Investor) is an Incremental Lead Arranger or a Committed Lender or any of its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members and successors, any such Incremental Lead Arranger or such Committed Lender and its affiliates and controlling persons, or any of its or their respective officers, directors, employees, agents, members and successors.

Your indemnity and reimbursement obligations hereunder will be in addition to any liability which you may otherwise have and will be binding upon and inure to the benefit of any of your successors and assigns and the Indemnified Persons (and not of any other person).

You acknowledge that the Committed Lenders and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other persons in respect of which you, the Company and your and its respective affiliates may have conflicting interests regarding the transactions described herein and otherwise. Neither the Committed Lenders nor any of their affiliates will use confidential information obtained from or on behalf of you, any Sponsor or the Company by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them of services for other persons, and neither the Committed Lenders nor any of their affiliates will furnish any such information to other persons. You also acknowledge that neither the Committed Lenders nor any of their affiliates have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

Each of the parties hereto acknowledges that RBCCM, Truist Securities, Citizens Capital Markets, Inc., MUFG Securities Americas Inc., Fifth Third Securities, Inc. and BMOCM have been retained by you (or one of your affiliates) as financial advisors (in such capacity, the “Buy-Side Financial Advisors”) in connection with the Acquisition. Each of the parties hereto agrees to such retention, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Buy-Side Financial Advisors, on the one hand, and our and our affiliates’ relationships with you as described and referred to herein, on the other.

As you know, each Committed Lender, together with its affiliates, is a full service securities firm engaged, either directly or through its affiliates, in various activities, including securities trading, commodities trading, investment management, research, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Committed Lenders and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of you, the Sponsors, the Company and other companies that may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Each Committed Lender and its affiliates may also co-invest with, make direct investments in and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Sponsors, the Company or other companies that may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Committed Lenders and their respective affiliates may have economic interests that conflict with those of the Company and you. You agree that the Committed Lenders will act under this Commitment Letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Committed Lenders or any of their respective affiliates and you, the Sponsors and the Company, your and their respective equity holders or your and their respective affiliates with respect to the transactions contemplated by this Commitment Letter and the Fee Letter. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Committed Lenders and their respective affiliates, on the one hand, and you and the Sponsors, on the other, (ii) in connection therewith and with the process leading to such transactions, each Committed Lender and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Sponsors, your and their respective management, equity holders, creditors or any other person, (iii) the Committed Lenders and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Committed Lenders or any of their respective affiliates have advised or are currently advising you, the Sponsors or the Company on other matters), except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. Please note that the Committed Lenders and their affiliates do not provide tax, accounting or legal advice. You hereby waive and release any claims that you may have against the Committed Lenders (in their capacity as such) and their applicable affiliates (as the case may be) with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated by this Commitment Letter. It is understood that this paragraph shall not apply to or modify or otherwise affect any arrangement with any Sell-Side Advisor, or any financial advisor separately retained by you, the Sponsors, the Company or any of your or their respective affiliates in connection with the Transactions, in its capacity as such.

This Commitment Letter and the commitments hereunder shall not be assignable by you (other than to the Borrower, the Company or to one or more other entities established in connection with the Transactions organized in the United States and controlled by the Sponsors, with all obligations and liabilities of AcquisitionCo hereunder being assumed by the Borrower, the Company or such other entity or entities upon the effectiveness of such assignment) without the prior written consent (which may be through electronic means) of the Committed Lenders, not to be unreasonably withheld (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto (and the Sponsors and the Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Sponsors and the Indemnified Persons) and are not intended to create a fiduciary relationship among the parties hereto. Any provision of this Commitment Letter that provides for, requires or otherwise contemplates any consent, approval, agreement, determination or consultation by you (or any Borrower or Issuer referred to in the Term Sheet) on or prior to the Closing Date, shall also be construed as providing for, requiring or otherwise contemplating consent, approval, agreement, determination or consultation by the Sponsors (unless the Sponsors otherwise notify the parties hereto). This Commitment Letter and the commitments hereunder shall not be assignable by any Committed Lender without the prior written consent of AcquisitionCo, except in accordance with the 6th paragraph of this Commitment Letter or pursuant to the next sentence. Any and all obligations of, and services to be provided by, the Committed Lenders hereunder (including, without limitation, their commitments) may be performed and any and all rights of the Committed Lenders hereunder may be exercised by or through any of their affiliates or branches; provided that with respect to the commitments, any assignments thereof to an affiliate will not relieve the Committed Lenders from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Committed Lenders and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission, e-mail or other electronic transmission (e.g., a “pdf”, “tiff” or DocuSign) shall be effective as delivery of a manually executed counterpart hereof. For purposes hereof, the words “execution,” “execute,” “executed,” “signed,” “signature” and words of like import shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formulations on electronic platforms, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act. This Commitment Letter and the Fee Letter (i) are the only agreements that have been entered into among the parties hereto with respect to the Term Loan Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Term Loan Facilities and set forth the entire understanding of the parties hereto with respect thereto.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facility Documentation by the parties hereto in a manner consistent with this Commitment Letter for the purpose of executing and delivering the Facility Documentation substantially simultaneously with the closing of the Acquisition, it being acknowledged and agreed that the funding of the Term Loan Facilities is subject to the conditions precedent set forth in the second sentence of the Funding Conditions Provision and in Exhibit C of the Commitment Letter and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) of the parties thereto with respect to the subject matter set forth therein.

THIS COMMITMENT LETTER AND THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IT IS UNDERSTOOD AND AGREED THAT ANY DETERMINATIONS AS TO (A) WHETHER ANY REPRESENTATIONS AND WARRANTIES MADE BY OR ON BEHALF OF, OR WITH RESPECT TO, THE COMPANY OR ANY OF ITS SUBSIDIARIES IN THE ACQUISITION AGREEMENT HAVE BEEN BREACHED, (B) WHETHER YOU (AND ANY OF YOUR AFFILIATES THAT IS A PARTY TO THE ACQUISITION AGREEMENT) CAN TERMINATE YOUR (AND THEIR) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT (OR OTHERWISE DECLINE TO CONSUMMATE THE ACQUISITION), IN EACH CASE, WITHOUT LIABILITY TO ANY OF YOU, THE SPONSORS OR ANY OF YOUR OR THEIR RESPECTIVE AFFILIATES, (C) WHETHER A MATERIAL ADVERSE EFFECT (AS DEFINED IN THE ACQUISITION AGREEMENT) HAS OCCURRED, AND (D) WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT, SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS (AS DEFINED IN THE ACQUISITION AGREEMENT) OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS (AS DEFINED IN THE ACQUISITION AGREEMENT) OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter and the Fee Letter, or the transactions contemplated hereby, and agrees that, to the extent permitted by law, all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby, in any such New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County, in each case, located in the Borough of Manhattan.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance, or this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) to the Sponsors, the Investors (including any potential co-investors) and to your and their respective officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Committed Lenders consent to such proposed disclosure (such consent not to be unreasonably withheld, conditioned or delayed), (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or, to the extent requested or required by governmental and/or regulatory authorities (in which case, you agree, to the extent practicable and not prohibited by law, to notify us of the proposed disclosure in advance of such disclosure and if you are unable to notify us in advance of such disclosure, such notice shall be delivered to us promptly thereafter to the extent permitted by law) or (d) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Fee Letter; provided that (i)  you may disclose this Commitment Letter and the contents hereof to the Company and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (ii) you may disclose this Commitment Letter and the contents hereof (x) in any proxy or other public filing relating to the Transactions, and (y) in the Lender Presentation and in any prospectus or other offering memorandum relating to the Secured Notes, in each case under this clause (y) in a manner to be mutually agreed upon, (iii) you may disclose this Commitment Letter and the contents hereof to potential lenders and other debt holders (including any prospective Additional Committing Lender and any Sponsor Relationship Lender (as defined in the Fee Letter)), and potential equity investors and their respective officers, directors, employees, attorneys, accountants, advisors and other representatives on a confidential and need-to-know basis and to rating agencies in connection with obtaining or confirming ratings for the Borrower, the Term Loan Facilities and the Secured Notes, (iv) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other public filing, in the Lender Presentation or any prospectus or other offering memorandum relating to the Secured Notes, (v) to the extent portions thereof have been redacted in a customary manner (including, without limitation, redaction of fee amounts), you may disclose the Fee Letter and the contents thereof to the Company and its officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (vi) you may disclose the Fee Letter and the contents thereof to any prospective Additional Committing Lender or prospective equity investor and their respective officers, directors, employees, attorneys, accountants, advisors and other representatives on a confidential and need-to-know basis and (vii) you may disclose this Commitment Letter and the contents hereof to the lenders and agents under the Existing Credit Agreement and their respective officers, directors, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis. The obligations under this paragraph with respect to this Commitment Letter shall terminate automatically after the Facility Documentation for the Term Loan Facilities shall have been executed and delivered by the parties thereto. To the extent not earlier terminated, the provisions of this paragraph with respect to this Commitment Letter shall automatically terminate on the second anniversary hereof.

The Committed Lenders and their affiliates will use all information provided to them or such affiliates by or on behalf of you hereunder or in connection herewith solely for the purpose of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent any Committed Lender from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such Committed Lender, to the extent not prohibited by applicable law, agrees (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority or self-regulatory authority exercising examination or regulatory authority) to inform you promptly thereof), (b) upon the request or demand of any regulatory authority or self-regulatory authority having jurisdiction over such Committed Lender or any of its affiliates (in which case such Committed Lender, to the extent practicable and not prohibited by law, agrees (except with respect to any routine or ordinary course audit or examination conducted by bank examiners or any governmental bank regulatory authority or self-regulatory authority exercising examination or regulatory authority) to inform you promptly thereof), (c) to the extent that such information is or becomes publicly available other than by reason of disclosure by any of the Committed Lenders or any of their affiliates or any of the Committed Lenders’ and such affiliates’ respective officers, directors, employees, attorneys, accountants, advisors and other representatives in violation of any confidentiality obligations owing to you, any Sponsor, any Investor, the Company or any of your or their respective subsidiaries (including those obligations set forth in this paragraph), (d) to the extent that such information is received by such Committed Lender or its affiliates (other than Excluded Affiliates (as defined below)) from a third party that is not, to such Committed Lender’s or its affiliates’ knowledge, subject to confidentiality obligations owing to you, any Sponsor, any Investor, the Company or any of your or their respective subsidiaries, (e) to the extent that such information was already in such Committed Lender’s or its affiliates’ (other than Excluded Affiliates) possession on a non-confidential basis without a duty of confidentiality owing to you, any Sponsor, any Investor, the Company or any of your or their respective affiliates being violated, or is independently developed by such Committed Lender or its affiliates (other than Excluded Affiliates), (f) to such Committed Lender’s affiliates (other than Excluded Affiliates) and such Committed Lender’s and such affiliates’ respective trustees, officers, directors, employees, attorneys, accountants, advisors and other representatives (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (provided, that such Committed Lender shall be responsible for its Representatives, its affiliates and its affiliates’ Representatives), (g) to potential or prospective Lenders, participants or assignees and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower and its obligations under any Term Loan Facility (in each case, other than a Disqualified Institution), in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) subject to your prior approval of the information to be disclosed (such approval not to be unreasonably withheld), to rating agencies in connection with obtaining or confirming ratings for the Borrower, the Term Loan Facilities and the Secured Notes, (i) for purposes of establishing a “due diligence defense”, (j) to the extent necessary in connection with the exercise of any remedy or enforcement of any rights hereunder or under the Fee Letter, (k) unless such person has been notified to hold such information in confidence from the other parties hereto, to any other party hereto or (l) to the extent you consent to such proposed disclosure; provided, however, that, no such disclosure shall be made by the Committed Lenders to (i) any of their affiliates that is engaged as a principal primarily in private equity, mezzanine financing or venture capital or any of such affiliate’s respective officers, directors, employees, attorneys, accountants, advisors and other representatives (a “Private Equity Affiliate”) or (ii) any of their affiliates or any of such affiliate’s respective officers, directors, employees, attorneys, accountants, advisors and other representatives that is a Sell-Side Advisor (together with the Private Equity Affiliates, in each case, other than a limited number of senior employees who are required, in accordance with industry regulations or the applicable Committed Lender’s internal policies and procedures to act in a supervisory capacity and the applicable Committed Lender’s internal legal, compliance, risk management, credit or investment committee members, the “Excluded Affiliates”). Each Committed Lender shall be principally liable to the extent any confidentiality restrictions set forth herein are violated by one or more of its affiliates or any of its or its affiliates’ Representatives to whom such Committed Lender has disclosed information pursuant to clause (f) in the proviso in the first sentence of this paragraph. The Committed Lenders’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to the applicable Term Loan Facility upon the initial funding of or effectiveness of the commitments under the applicable Term Loan Facility thereunder, if and to the extent the Committed Lenders are party thereto, and shall in any event terminate upon the second anniversary of the date hereof.

The syndication, “market flex”, reimbursement and compensation provisions (if applicable in accordance with the terms hereof and the Fee Letter), indemnification, waiver of indirect, special, punitive or consequential damages, confidentiality (except to the extent set forth herein), jurisdiction, governing law, venue, absence of fiduciary relationship and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Facility Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Committed Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter, other than those relating to the confidentiality of the Fee Letter, syndication of the Term Loan Facilities and provision of Information, shall automatically terminate and be superseded by the Facility Documentation upon the initial funding or effectiveness of the commitments thereunder (or, in the event the Secured Notes are issued in lieu of the Incremental Term Loans on or prior to the Closing Date, upon the effectiveness of the Proposed Amendment) and the payment of all amounts owing at such time hereunder and under the Fee Letter, and you shall be automatically released from all liability in connection therewith at such time.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L.107-56 (signed into law October 26, 2001, as amended from time to time, the “PATRIOT Act”) and the Customer Due Diligence Requirements for Financial Institutions issued by the U.S. Department of Treasury Financial Crimes Enforcement Network under the Bank Secrecy Act (such rule published May 11, 2016 and effective May 11, 2018, as amended from time to time, the “CDD Rule”), each of the Committed Lenders and each other Lender is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name, address, tax identification number and other information regarding the Borrower and each Guarantor that will allow any of the Committed Lenders or such Lender to identify the Borrower and such Guarantor in accordance with the PATRIOT Act and the CDD Rule. This notice is given in accordance with the requirements of the PATRIOT Act and the CDD Rule and is effective as to the Committed Lenders and each Lender.

Each Committed Lender in its capacity as a Lender and/or Agent (in each case as defined in the Existing Credit Agreement) under the Existing Credit Agreement hereby (i) waives and releases any claims that such Committed Lender may have against Holdings, AcquisitionCo or the Company and their respective affiliates with respect to any breach or alleged breach of the Existing Credit Agreement related to the Proposed Amendment and any related transactions described in Annex I hereto and the issuance of the Term Loan Facilities and/or the Secured Notes and (ii) acknowledges that the covenants, taken as a whole, contained in this Commitment Letter and the Fee Letter, including after giving effect to any “market flex” contemplated thereby, are not materially more restrictive to the Borrower and its Restricted Subsidiaries (in each case as defined in the Existing Credit Agreement) (as the case may be), taken as a whole, than the covenants contained in the Existing Credit Agreement; provided that nothing contained in this paragraph shall impair (a) the Agent’s right, acting in its capacity as Agent, to take such actions as are directed by the Required Lenders (as defined in the Existing Credit Agreement) in accordance with the Existing Credit Agreement, (b) the rights and abilities of any Committed Lender in its capacity as a Lender and/or Agent under the Existing Credit Agreement to participate in the waterfall contained in Section 11.13 of the Existing Credit Agreement or to otherwise exercise the rights and remedies of a Secured Party (as defined in the Existing Credit Agreement), in each case, in respect of any remedies or proceedings instituted under Section 11.12 of the Existing Credit Agreement by Lenders constituting the Required Lenders other than such Committed Lender or any of its affiliates or (c) any rights held by such Committed Lender under Section 13.5 of the Existing Credit Agreement.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Incremental Lead Left Arranger, on behalf of the Committed Lenders, executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on March 4, 2023. The Committed Lenders’ commitments hereunder and agreements contained herein will expire at such time in the event that the Incremental Lead Left Arranger has not received such executed counterparts in accordance with the immediately preceding sentence. This Commitment Letter and the commitments and undertakings of each of the Committed Lenders hereunder shall automatically terminate upon the first to occur of (i) the date the Acquisition Agreement is terminated by you or otherwise validly terminated in accordance with its terms prior to the consummation of the Transactions, (ii) December 4, 2023 (the “Expiration Date”), unless each of the Committed Lenders shall, in their discretion, agree to an extension and (iii) the consummation of the Transactions with or without the funding of the Term Loan Facilities. You shall have the right to terminate this Commitment Letter and the commitments of the Committed Lenders hereunder with respect to the Term Loan Facilities (or a portion thereof pro rata among the Committed Lenders, except that the commitments in respect of any given Term Loan Facility (other than a portion thereof that would not reduce such remaining Term Loan Facility commitments below $200.0 million) may be terminated by you only in their entirety) at any time upon written notice to the Committed Lenders from you, subject to your surviving obligations as set forth in the third to last paragraph of this Commitment Letter and in the Fee Letter.

[Remainder of this page intentionally left blank]

The Committed Lenders are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

[signature pages follow]

ROYAL BANK OF CANADA

By:	/s/ Charles D. Smith
Name: Charles D. Smith
Title: Managing Director Head of Leveraged Finance

[Signature Page to Project Ferdinand Commitment Letter]

TRUIST BANK

By:	/s/ David Fournier
Name: David Fournier
Title: Managing Director

[Signature Page to Project Ferdinand Commitment Letter]

TRUIST SECURITIES, INC.

By:	/s/ Nick Jordan
Name: Nick Jordan
Title: Director

[Signature Page to Project Ferdinand Commitment Letter]

CITIZENS BANK, N.A.

By:	/s/ Drew Galloway
Name: Drew Galloway
Title: Director

[Signature Page to Project Ferdinand Commitment Letter]

MUFG UNION BANK, N.A.

By:	/s/ J.P. Chaput
Name: J.P. Chaput
Title: Director

[Signature Page to Project Ferdinand Commitment Letter]

FIFTH THIRD BANK, NATIONAL ASSOCIATION

By:	/s/ Anthony Bowen
Name: Anthony Bowen
Title: Director

By:	/s/ Aaron Miller
Name: Aaron Miller
Title: Director

[Signature Page to Project Ferdinand Commitment Letter]

BANK OF MONTREAL

By:	/s/ Kemmons Feldman
Name: Kemmons Feldman
Title: Director

BMO CAPITAL MARKTES CORP.

By:	/s/ Colin Bathgate
Name: Colin Bathgate
Title: Managing Director | Co-head of Leveraged Finance

[Signature Page to Project Ferdinand Commitment Letter]

CAPITAL ONE, NATIONAL ASSOCIATION

By:	/s/ Andrew Burke
Name: Andrew Burke
Title: Authorized Signatory

[Signature Page to Project Ferdinand Commitment Letter]

Accepted and agreed to as of the date first above written:

FERDINAND FFP ACQUISITION, LLC

By:	/s/ David Winokur
Name: David Winokur
Title: President

[Signature Page to Project Ferdinand Commitment Letter]

CONFIDENTIAL	Annex I

The Committed Lenders agree to amend and, if applicable, to cause any of its affiliates that is a Tranche A Term Lender or a Revolving Credit Lender under the Existing Credit Agreement to amend, (the “Proposed Amendment”; and each Lender, including the Committed Lenders, that consents thereto, a “Consenting Lender”) the Existing Credit Agreement to (i) replace the First Lien Leverage Ratio test as set forth in Section 10.7 (Financial Covenant) of the Existing Credit Agreement in its entirety and add in its place a maximum First Lien Leverage Ratio test for the benefit of the Revolving Credit Lenders of 7.91:1.00 that will apply at any time when the aggregate principal amount of loans and the amount of unreimbursed drawn letters of credit outstanding under the Revolving Credit Facility (as defined in the Existing Credit Agreement) on the last day of a fiscal quarter exceeds 40% of the Revolving Credit Commitments (as defined in the Existing Credit Agreement) (any such date, a “Financial Covenant Trigger Date”) (provided, that (i) for the first four fiscal quarters following the Closing Date, any borrowings under the Revolving Credit Facility that were made on the Closing Date to fund “flex” original issue discount (“OID”) and (ii) any Revolving Credit Loans (as defined in the Existing Credit Agreement) that have been drawn (and not repaid) to repay (directly or indirectly) Tranche A Term Loans pursuant to the Tranche A Term Loan Refinancing (as defined below) in an aggregate amount not to exceed $75.0 million, in each case, shall be disregarded in calculating such utilization) (such covenant, the “Financial Covenant”) and (ii) modify the Applicable Margin (as defined in the Existing Credit Agreement) as it applies to all Revolving Credit Loans that are Term SOFR Revolving Credit Loans and Alternative Currency Revolving Credit Loans (with a corresponding change with respect to ABR Loans) (in each case as defined in the Existing Credit Agreement) as follows:

First Lien Leverage Ratio	Applicable Margin
> 4.00x	2.375%
> 3.00x but ≤4.00x	2.125%
≤ 3.00x	1.875%

For the avoidance of doubt and notwithstanding anything to the contrary set forth in the Existing Credit Agreement, (i) any breach of the Financial Covenant shall not constitute a default with respect to the Term Loans (as defined in the Existing Credit Agreement) unless (A) the Revolving Credit Loans have been accelerated or the Revolving Credit Commitments have been terminated by the Revolving Credit Lenders and such acceleration or termination has not been rescinded or (B) such default results in a cross default to other material indebtedness, such indebtedness is accelerated and such acceleration would otherwise cause a default with respect to the Term Loans), (ii) any event of default resulting from a failure of any representation or warranty with respect to the Financial Covenant, including with respect to the calculation thereof contained in any compliance certificate, such default shall not constitute a default with respect to the Term Loans unless the Revolving Credit Loans have been accelerated or the Revolving Credit Commitments have been terminated by the Revolving Credit Lenders and such acceleration or termination has not been rescinded and (iii) upon the effectiveness of the Proposed Amendment, any amendments, waivers and consents in respect of the Financial Covenant shall only require the consent of the Required Revolving Credit Lenders (as defined in the Existing Credit Agreement) and not the consent of any other Lender (as defined in the Existing Credit Agreement).

By consenting to the Proposed Amendment, any Committed Lender or its applicable affiliate, to the extent constituting a Tranche A Term Loan Lender (as defined in the Existing Credit Agreement), shall have the right, but not the obligation, prior to the Closing Date to elect to have any outstanding Tranche A Term Loans and any undrawn Tranche A Term Loan Commitments held by such Committed Lender or its applicable affiliate replaced, directly or indirectly, on a dollar-for-dollar basis (or on such other basis as may be agreed by AcquisitionCo and such Committed Lender) with Revolving Credit Commitments which shall take the form of New Revolving Credit Commitments (as defined in the Existing Credit Agreement) (any such transaction, the “Tranche A Term Loan Refinancing”), subject to the conditions set forth in Section 7 of the Existing Credit Agreement and as more fully described below.

The Tranche A Term Loan Refinancing will be effectuated by (i) first, pursuant to Section 13.1 of the Existing Credit Agreement, each Consenting Lender shall enter into an amendment to the Credit Agreement to effectuate the amendment to the financial covenant described above, (ii) second, pursuant to Section 13.6(h) of the Existing Credit Agreement, utilizing either Dutch auction procedures or open market purchases, the Borrower or any Subsidiary will purchase the Tranche A Term Loans of each Tranche A Term Loan Lender that consents to the Proposed Amendment and elects to participate in the Tranche A Term Loan Refinancing at a purchase price not less than par plus accrued and unpaid interest thereon  (each such Tranche A Term Loan Lender, a “Consenting Tranche A Term Loan Lender”), which purchases may be on a non-pro rata basis vis-a-vis non-consenting Tranche A Term Loan Lenders, (iii) third, promptly upon the acquisition thereof, such purchased Tranche A Term Loans shall be retired and cancelled, (iv) fourth, substantially simultaneously with the steps above, pursuant to Section 2.14 of the Existing Credit Agreement, each Consenting Tranche A Term Loan Lender shall enter into an incremental amendment whereby it provides New Revolving Credit Commitments in an amount equal to the amount of Tranche A Term Loans purchased from such Consenting Tranche A Term Loan Lender pursuant to step (ii) above (or such lesser amount as may be agreed by the Consenting Tranche A Term Loan Lender and the Borrower), such amendment referred to in this clause (iv) shall also provide for the modification of the Applicable Margin described above for each of the Revolving Credit Lenders.  Any Tranche A Term Loans held by Tranche A Term Loan Lenders that do not consent to the Proposed Amendment (or that so consent, but that elect not to participate in the Tranche A Term Loan Refinancing) shall remain outstanding in accordance with the terms of the Existing Credit Agreement and shall no longer have the benefit of the financial covenant.

CONFIDENTIAL	EXHIBIT A

Project Ferdinand

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the other Exhibits to the Commitment Letter.

The Sponsors intend to consummate the Acquisition (as defined below). In connection with the foregoing, CD&R has established (1) Ferdinand FFP Ultimate Holdings, LP, a newly formed Delaware limited partnership (“TopCo”), (2) Ferdinand FFP Parent, Inc., a newly formed Delaware corporation and a wholly-owned subsidiary of TopCo (“Parent”), (3) Ferdinand FFP Intermediate Holdings, LLC, a newly formed Delaware limited liability company and a wholly-owned subsidiary of Parent (“Holdings”), (4) Ferdinand FFP Acquisition, LLC, a newly formed Delaware limited liability company and a wholly-owned subsidiary of Holdings (“AcquisitionCo”), (4) Ferdinand FFP Merger Sub 1, Inc., a newly formed Delaware corporation and a wholly-owned subsidiary of AcquisitionCo (“Merger Sub 1”) and (5) Ferdinand FFP Merger Sub 2, LLC, a newly formed Delaware limited liability company and a wholly-owned subsidiary of AcquisitionCo (“Merger Sub 2”).

In connection with the foregoing, it is intended that:

a)	The Investors will directly or indirectly (including through one or more holding companies) make cash equity contributions to Merger Sub 1 (which to the extent constituting equity interests other than common equity interests shall be on terms and conditions and pursuant to documentation reasonably satisfactory to the Incremental Lead Arrangers holding at least a majority of the commitments under the Term Loan Facilities to the extent material to the interests of the Lenders (in their capacities as such)) (the “Equity Contribution”) in an aggregate amount not less than $4,200.0 million (as such amount may be reduced in accordance with paragraph 1 of the Summary of Additional Conditions), which amount, together with (x) proceeds from either (i) the Syndicated Term Loan Facility or (ii) the Incremental Term Loan Facility and (if applicable) the Secured Notes and (y) at AcquisitionCo’s option, cash on hand and/or the proceeds of borrowings under the Revolving Credit Commitments (as defined in the Existing Credit Agreement), shall be used inter alia to consummate the Acquisition, to pay fees, premiums and expenses incurred in connection with the Transactions (such fees, premiums and expenses, together with the Acquisition Consideration (as defined below), the “Transaction Costs”) and for any other purpose not prohibited under the applicable Term Loan Facility; provided that immediately after the consummation of the Transactions on the Closing Date, (a) the Sponsors will, directly or indirectly, control a majority of the economic interests in AcquisitionCo and (b) the Permitted Holders (as defined in the Existing Credit Agreement) will, directly or indirectly, control a majority of the voting interests in the Borrower; provided, further, that, to the extent any stockholder or other equity holder of the Company has exercised appraisal rights in connection with the Transactions, then on the Closing Date the Investors may elect to issue one or more equity commitment letters in an aggregate amount not less than the amount of consideration that would otherwise be paid under the Acquisition Agreement in respect of the shares or other equity interests subject to such appraisal rights (the “Appraisal Shares”) and, for purposes of this Commitment Letter, an aggregate amount of such equity commitment letters up to, but not in excess of, the amount of consideration that would otherwise be paid under the Acquisition Agreement in respect of the Appraisal Shares shall be included in the amount and percentage of the Equity Contribution from and after the Closing Date as if such amount was funded in cash (with it being understood that, on or prior to the date of the final resolution of all such appraisal rights, the lesser of (a) the amount necessary to satisfy such appraisal rights in full and (b) the full amount committed under such equity commitment letters shall be drawn and funded, directly or indirectly, in cash to Merger Sub 1 in the form of common equity, or other equity on terms reasonably acceptable to the Incremental Lead Arrangers) (the “Post-Closing Equity Contribution”); provided, further, that prior to the Post-Closing Equity Contribution, any such equity commitment letters in respect of the Post-Closing Equity Contribution shall not be amended in a manner materially adverse to the Lenders without the consent of the Incremental Lead Arrangers holding at least a majority of the commitments under the Term Loan Facilities.

b)	Pursuant to the Agreement and Plan of Merger (together with the Company’s disclosure schedules delivered in connection therewith, and as further amended, supplemented, waived or otherwise modified from time to time in accordance with paragraph 1 of the Summary of Additional Conditions, collectively, the “Acquisition Agreement”), among, inter alia, AcquisitionCo, Merger Sub 1, Merger Sub 2, Focus Financial Partners, LLC, a Delaware limited liability company (“Focus LLC”) and the Company, AcquisitionCo will, directly or indirectly, acquire all of the issued and outstanding equity interests of the Company (such acquisition, the “Acquisition”), Merger Sub 1 will merge with and into the Company, with the Company surviving such merger and Merger Sub 2 will merge with and into Focus LLC, with Focus LLC surviving such merger. Pursuant to the Acquisition, the Company’s equity holders shall have the right to receive the amounts required to consummate the Acquisition (collectively, the “Acquisition Consideration”) in accordance with the terms of the Acquisition Agreement.

c)	The Borrower will either (x) if you have not made a Syndicated Term Loan Election, issue or cause to be issued up to the Financing Amount in aggregate principal amount of Secured Notes, subject to increase to fund any original issue discount in the issue price of such Secured Notes, and/or borrow up to the Financing Amount (less the amount of cash proceeds received from the issuance of Secured Notes on or prior to the Closing Date) under the Incremental Term Loan Facility or (y) if you have made a Syndicated Term Loan Election, borrow up to the Financing Amount of Syndicated Term Loans (plus, at AcquisitionCo’s option pursuant to the terms of the Term Sheet, the amount of any Term Loan Flex Increase), in each case on (or, in the case of the Secured Notes, at your election, prior to) the closing date of the Acquisition, which amounts, together with, at AcquisitionCo’s option, cash on hand, the proceeds of the Equity Contribution and the proceeds of borrowings under the Revolving Credit Commitments (as defined in the Existing Credit Agreement), shall be used inter alia to consummate the Acquisition and to pay fees, premiums and expenses incurred in connection with the Transactions.

d)	The Proposed Amendment and, if applicable, the Tranche A Term Loan Refinancing shall be consummated.

To the extent you determine that it is in the best interest of the Borrower to effectuate the financing of the Transactions by incurring the Syndicated Term Loans under the Existing Credit Agreement instead of the Incremental Term Loans, you may elect, at any time permitted below, in writing by notice to the Incremental Lead Left Arranger (the “Syndicated Term Loan Election”) to incur up to the sum of the Financing Amount plus any Term Loan Flex Increase of term loans under the Syndicated Term Loan Facility.

The Syndicated Term Loan Election may be made no later than the date that is 10 business days prior to the earlier of (x) the commencement of the primary syndication of the Incremental Term Loan Facility and (y) the initial “road show” presentation to prospective investors in connection with the offering of the Secured Notes (provided, that the Incremental Lead Left Arranger shall notify you at least 30 calendar days in advance of when they intend to commence primary syndication and/or when they intend to hold the initial “road show” presentation), and after such date such election may not be revoked without the consent of the Incremental Lead Left Arranger. In the event that a Syndicated Term Loan Election is revoked in accordance with the immediately preceding sentence, such Syndicated Term Loan Election shall be deemed not to have been made for all purposes under this Commitment Letter and the Fee Letter.

For the avoidance of doubt, if you make a Syndicated Term Loan Facility Election, each Committed Lender’s Incremental Term Loan Facility commitments shall be reduced to $0.

The transactions described above and the payment of related fees, premiums and expenses are collectively referred to herein as the “Transactions”.

CONFIDENTIAL	EXHIBIT B

Project Ferdinand
Term Loan Facilities
Summary of Principal Terms and Conditions

All capitalized terms used but not defined herein shall have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

Borrower:	Initially, Merger Sub 2 and, following the Acquisition, the Borrower under the Existing Credit Agreement as the survivor of the merger contemplated thereby (the “Borrower”).

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Lenders:	A syndicate of financial institutions to be reasonably acceptable to the Incremental Lead Arranger and the Borrower (together with the Committed Lenders, the “Lenders”).

Incremental Lead Arrangers:	RBCCM, Truist Securities, Citizens, MUFG, FTB, BMOCM and CONA will act as joint lead arrangers and joint bookrunners for the Term Loan Facilities (in such capacity, the “Incremental Lead Arrangers”), and will perform the duties customarily associated with such roles.

Incremental Term Loan Facility:

(a) If a Syndicated Term Loan Election has not been made, an incremental first lien secured term loan facility in an aggregate principal amount of up to the lesser of (x) $500.0 million and (y) the maximum aggregate amount permitted to be incurred under clauses (b)(I) and (b)(II)(A) of the definition of “Maximum Incremental Facilities Amount” set forth in the Existing Credit Agreement (the “Financing Amount”) (the “Incremental Term Loan Facility”; the loans thereunder, the “Incremental Term Loans”), and minus the amount of cash proceeds from the issuance of Secured Notes on or prior to the Closing Date.

(b) If a Syndicated Term Loan Election has been made, an incremental first lien secured term loan facility in an aggregate principal amount of up to the Financing Amount (plus, at AcquisitionCo’s option pursuant to the terms of the Fee Letter, the amount of any Term Loan Flex Increase) (the “Syndicated Term Loan Facility”; the loans thereunder, the “Syndicated Term Loans”; the Syndicated Term Loan Facility, together with the Incremental Term Loan Facility, the “Term Loan Facilities”; the Syndicated Term Loans, together with the Incremental Term Loans, the “Term Loans”).

Incremental Facilities:

(a) If a Syndicated Term Loan Election has not been made, as per the Existing Credit Agreement.

(b) If a Syndicated Term Loan Election has been made, as per the Existing Credit Agreement; provided, that the “most favored nation” protections set forth in the second proviso to Section 2.14(d)(iii) of the Existing Credit Agreement shall provide that, solely with respect to the Syndicated Term Loans, with respect to any broadly syndicated New Term Loan (as defined in the Existing Credit Agreement) in an aggregate principal amount in excess of the greater of (x) $1,500.0 million and (y) an amount equal to 250% of pro forma EBITDA for the four most recently ended fiscal quarters for which financial statements of the Borrower are available (the “MFN Threshold Amount”) incurred pursuant to clause (a) of the definition of “Maximum Incremental Facilities Amount” as set forth in the Existing Credit Agreement in the form of floating rate term loans denominated in U.S. dollars that is secured on a pari passu basis by the Collateral (as defined in the Existing Credit Agreement) securing the Syndicated Term Loan Facility (x) that is made on or prior to the date that is 6 months after the Closing Date, (y) with a maturity date of or earlier than the Incremental Maturity Date (as defined under the heading “Final Maturity and Amortization” below) and (z) is not incurred in connection with an acquisition or other investment, any refinancing of any other indebtedness or a dividend recapitalization, if the Effective Yield (as defined in the Existing Credit Agreement) relating to the New Term Loan exceeds the Effective Yield relating to the existing Syndicated Term Loan Facility by more than 50 basis points, the Effective Yield relating to the existing Syndicated Term Loan Facility (the “Existing Syndicated Term Loan Effective Yield”) shall be increased to the extent necessary so that the Existing Syndicated Term Loan Effective Yield is equal to the Effective Yield relating to such New Term Loan minus 50 basis points.

Purpose:	The proceeds of borrowings under the Term Loan Facilities will be used by the Borrower on or after the Closing Date, together with the proceeds of the issuance of the Secured Notes (if any) and, at the Borrower’s option, cash on hand, the proceeds of the Equity Contribution and the proceeds of borrowings under the Revolving Credit Commitments (as defined in the Existing Credit Agreement), to finance Transaction Costs.

Availability:	The applicable Term Loan Facility will be available in a single drawing on the Closing Date. Amounts borrowed under such Term Loan Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth in Annex I hereto.

Default Rate:	As per the Existing Credit Agreement.

Final Maturity and Amortization:

The Term Loan Facilities will mature on July 1, 2028, which date is the Tranche B-4 Term Loan Maturity Date (as defined in the Existing Credit Agreement) with respect to the Tranche B-4 Term Loans under the Existing Credit Agreement (the “Incremental Maturity Date”). Commencing with the first fiscal quarter ending after the Closing Date, the Term Loan Facilities will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Term Loan Facilities, with the balance payable on the Incremental Maturity Date; provided that individual Lenders shall have the right to agree to extend the maturity of their Term Loans upon the request of the Borrower and without the consent of any other Lender (as set forth in the Existing Credit Agreement).

Guarantees:	As per the Existing Credit Agreement and ratably with the existing facilities under the Existing Credit Agreement.

Security:	As per the Existing Credit Agreement and ratably with the existing facilities under the Existing Credit Agreement.

Mandatory Prepayments:	As per the Existing Credit Agreement and ratably with the Tranche B-4 Term Loans and the Tranche B-5 Term Loans.

Voluntary Prepayments:	The Term Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three days’ prior written notice, at the option of the Borrower at any time.

Documentation:	The definitive documentation for the Term Loan Facilities will be negotiated in good faith to reflect the terms set forth in this Commitment Letter and, if applicable, the flex provisions of the Fee Letter, and in any event will contain only those conditions to borrowing, prepayments, representations and warranties, covenants and events of default expressly set forth in this Term Sheet. Notwithstanding the foregoing, the only conditions to the availability of the Term Loan Facilities on the Closing Date shall be the conditions set forth in the second sentence of the Funding Conditions Provision and in Exhibit C to the Commitment Letter and those set forth under “Conditions to Term Loans” in this Term Sheet.

Representations and Warranties:	As per the Existing Credit Agreement, it being understood that the failure of any representation or warranty (other than the Specified Representations and the Company Representations, subject to the Funding Conditions Provision) to be true and correct on the Closing Date shall not constitute the failure of a condition precedent to funding or a default under the Term Loan Facilities.

Conditions to Term Loans:	The initial extension of credit under the Term Loan Facilities will be subject solely to (a) the conditions set forth in the second sentence of the Funding Conditions Provision and in Exhibit C to the Commitment Letter and (b) the condition that the Specified Representations and, to the extent required by the Funding Conditions Provision, the Company Representations, shall be true and correct in all material respects on and as of the Closing Date (although any Specified Representation or Company Representation which expressly relates to a given date or period shall be required only to be true and correct in all material respects as of the respective date or for the respective period, as the case may be). To the extent that any representations and warranties made on, or as of, the Closing Date (or a date prior thereto) are qualified by or subject to “material adverse effect”, the definition thereof shall be “Material Adverse Effect” as defined in the Acquisition Agreement, for purposes of such representations and warranties.

Affirmative Covenants:	As per the Existing Credit Agreement.

Negative Covenants:	As per the Existing Credit Agreement.

Financial Covenant:	None.

Events of Default:	As per the Existing Credit Agreement.

Voting:	As per the Existing Credit Agreement.

Cost and Yield Protection:	As per the Existing Credit Agreement.

Assignments and Participations:	As per the Existing Credit Agreement.

Successor Administrative Agent:	As per the Existing Credit Agreement.

Expenses and Indemnification:	As per the Existing Credit Agreement; provided that, for the avoidance of doubt, the reimbursement of the reasonable fees, disbursements and other charges of counsel in connection with the preparation, execution, delivery and syndication of the Term Loan Facilities shall be limited to the fees, disbursements and charges of counsel to the Incremental Lead Left Arranger identified herein (and, for the avoidance of doubt, not of counsel to any other Committed Lender or Incremental Lead Arranger individually).

Governing Law and Forum:	As per the Existing Credit Agreement.

Counsel to the Incremental Lead Left Arranger:	Cahill Gordon & Reindel LLP.

ANNEX I to
EXHIBIT B

Interest Rates:

The per annum interest rates under the Term Loan Facilities will be as follows:

(a) If a Syndicated Term Loan Election has not been made, interest for the first [***] period commencing on the Closing Date shall be payable at Term SOFR (as defined below) for U.S. dollars (for interest periods of 1, 3 or 6 months, as selected by the Borrower) plus [***] basis points (the “Initial Margin”). Thereafter, subject to the Total Cap (as defined in the Fee Letter), interest shall be payable at prevailing Term SOFR for the interest period selected by the Borrower plus the Applicable Margin (as defined below) and shall increase by an additional [***] basis points at the beginning of each [***]-month period subsequent to the initial [***]-month period for so long as the Incremental Term Loans are outstanding (the Initial Margin plus each [***] basis point increase thereon described above, the “Applicable Margin”).

Notwithstanding anything to the contrary set forth in clause (a) above, at no time, other than as provided under the heading “Default Rate” in this Term Sheet, shall the per annum yield payable on the Incremental Term Loans exceed the amount specified in the Fee Letter in respect of the Incremental Term Loan Facility as the “Total Cap”.

(b) If a Syndicated Term Loan Election has been made, at the option of the Borrower, Term SOFR plus [***]% or ABR plus [***]%.

In the case of clause (b), from and after the delivery by the Borrower to the Existing Term Loan Agent of the Borrower’s financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads under the Syndicated Term Loan Facility shall be determined by reference to a First Lien Leverage Ratio-based pricing grid providing for (i) a step-down of 0.25% (for the margin for each of Term SOFR and ABR) based upon achievement of a First Lien Leverage Ratio of 4.50:1.00 and (ii) a further step-down of 0.25% (for the margin for each of Term SOFR and ABR) based upon achievement of a First Lien Leverage Ratio of 4.00:1.00 (collectively, the “Syndicated Term Loan Pricing Step-downs”). In addition, interest rate spreads under the Syndicated Term Loan Facility shall be subject to an additional stepdown of 0.25% (for the margin for each of Term SOFR and ABR) following a qualified IPO (the “Syndicated Term Loan IPO Step-down”).

B-I-1

The Borrower may elect interest periods of 1, 3 or 6 months for Term SOFR borrowings, as per the Existing Credit Agreement.

Calculation of interest shall be computed in the manner set forth in the Existing Credit Agreement.

ABR shall mean “ABR” as defined in the Existing Credit Agreement.

Term SOFR shall mean “Term SOFR” as defined in the Existing Credit Agreement (it being understood and agreed, for the avoidance of doubt, that the 0.50% per annum “Term SOFR floor” shall apply to the Term Loan Facilities).

B-I-2

CONFIDENTIAL	EXHIBIT C

Project Ferdinand
Summary of Additional Conditions

All capitalized terms used but not defined herein shall have the meaning given to them in the Commitment Letter to which this Summary of Additional Conditions is attached, including the other Exhibits thereto.

Except as otherwise set forth below, the initial borrowing under the Term Loan Facilities shall be subject to the satisfaction (or (i) in the case of each of paragraphs (1), (2), (5), (6), (7) and (9), waiver by the Incremental Lead Arrangers holding at least a majority of the commitments under the Term Loan Facilities or (ii) in the case of each of paragraphs (4) and (8), waiver by the Incremental Lead Arrangers) of the following additional conditions:

1.            The Acquisition shall have been or, substantially concurrently with the initial borrowing under the Term Loan Facilities shall be, consummated in all material respects in accordance with the terms of the Acquisition Agreement, without giving effect to any modifications, amendments, express waivers or express consents thereunder by AcquisitionCo that are materially adverse to the Lenders (in their capacities as such) without the consent of the Incremental Lead Arrangers holding at least a majority of the commitments under the Term Loan Facilities (such consent not to be unreasonably withheld, conditioned or delayed and provided that the Incremental Lead Arrangers shall be deemed to have consented to such modification, amendment, waiver or consent unless they shall object thereto within two business days after receipt of written notice of such modification, amendment, waiver or consent), it being understood and agreed that (i) any change in the purchase price shall not be deemed to be materially adverse to the Lenders but (x) any resulting reduction in cash uses shall be allocated (a) first, to a reduction of the Equity Contribution to the level set forth in paragraph (a) in the Transaction Description, and (b) second, (I) 10.0% to a reduction in the Term Loan Facilities and/or the Secured Notes that are issued on or prior to the Closing Date, which reduction in the Term Loan Facilities and/or the Secured Notes shall not result in a Term Loan Facility and the Secured Notes in the aggregate of less than $200.0 million, unless the Term Loan Facilities and the Secured Notes are reduced to $0 and (II) 90.0% to a reduction in the Equity Contribution and (y) any increase in purchase price (excluding, for the avoidance of doubt, any purchase price adjustments in accordance with the terms of the Acquisition Agreement, with respect to which there shall be no limitation on source of funding) shall be funded (at AcquisitionCo’s option) with (1) cash on hand, (2) the proceeds of the Equity Contribution and/or (3) the proceeds of borrowings under the Revolving Credit Commitments (as defined in the Existing Credit Agreement) and (ii) any modification, amendment, express waiver or express consent to the definition of “Material Adverse Effect” in the Acquisition Agreement shall be deemed to be materially adverse to the Lenders (in their capacities as such); provided that the Incremental Lead Arrangers shall be deemed to have consented to such modification, amendment, express waiver or express consent unless they shall object thereto within two business days after receipt of written notice of such modification, amendment, express waiver or express consent.

2.            The Equity Contribution shall have been or, substantially concurrently with the initial borrowing under the Term Loan Facilities shall be, consummated.

3.            Since the date of the Acquisition Agreement, there shall not have occurred a Material Adverse Effect (as defined in the Acquisition Agreement).

4.            All fees related to the Transactions payable to the Incremental Lead Arrangers or the Lenders under the Commitment Letter and the Fee Letter shall have been paid to the extent due.

5.            The Incremental Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of operations, comprehensive income (loss), members’ equity (deficit) and cash flows of the Company for the two most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of operations, comprehensive income (loss), members’ equity (deficit) and cash flows of the Company for any subsequent fiscal quarter and the portion of the fiscal year through the end of such quarter (other than, in each case, the fourth fiscal quarter of any fiscal year) ended at least 45 days prior to the Closing Date. The Incremental Lead Arrangers hereby acknowledge receipt of the financial statements referred to in the foregoing clause (a) for the fiscal years ended December 31, 2021 and December 31, 2022.

6.            The Incremental Lead Arrangers shall have received a certificate of the chief financial officer or treasurer (or other comparable officer) of the Company substantially in the form delivered pursuant to Section 6.9 of the Existing Credit Agreement certifying the solvency, after giving effect to the Transactions, of the Borrower and its subsidiaries on a consolidated basis.

7.            (a) One or more investment banks reasonably satisfactory to the Incremental Lead Arrangers (collectively, the “Investment Banks”) shall have been engaged to privately place the Secured Notes (it being understood and agreed that the investment banks engaged on the date hereof are satisfactory to the Incremental Lead Arrangers) and (b) the Incremental Lead Arrangers and the Investment Banks each shall have received as promptly as practicable but, in any event, no later than 15 consecutive business days prior to the Closing Date (or such shorter period ending upon the issuance of the Secured Notes or otherwise reasonably acceptable to the Incremental Lead Arrangers) (provided that (x) July 3, 2023 and November 24, 2023 shall, in each case, not be counted towards the total number of business days for such 15 business day period and (y) if such 15 consecutive business day period shall not have ended on or prior to August 18, 2023, then such 15 consecutive business day period shall not commence prior to September 5, 2023) (such period, the “Marketing Period”), a preliminary offering memorandum which shall be in customary complete form suitable for use in a customary “high yield road show” relating to the offering of the Secured Notes (except for portions thereof and information that would customarily be provided by the Investment Banks, and parts for which (including the description of notes) the Investment Bank’s or its advisors’ cooperation or approval is required for them to be complete), which preliminary offering memorandum shall contain information regarding the Company and its subsidiaries of the type and form customarily included in private placements by affiliates of the Sponsors under Rule 144A under the Securities Act for non-convertible debt securities, and financial statements, pro forma financial statements, business and other financial data of the Company and its subsidiaries of the type required in a registered offering by Regulation S-X and Regulation S-K under the Securities Act (other than Rules 3-05, 3-09, 3-10 and 3-16 of Regulation S-X, Compensation Discussion and Analysis or other information required by Regulation S-K Items 402 and 601, segment reporting and disclosure, including, without limitation, any required by Regulation S-K Item 101(b) and FASB Accounting Standards Codification Topic 280, any financial information with respect to the Company and its subsidiaries on a non-consolidated basis and subject to other exceptions that are customary for private placements pursuant to Rule 144A promulgated under the Securities Act by affiliates of the Sponsors) or that would be necessary for the Investment Banks to receive customary (for offerings of high yield debt securities by affiliates of the Sponsors) “comfort” (including “negative assurance” comfort) from independent accountants of the Company in connection with the offering of the Secured Notes and, in the case of the annual financial statements, the auditors’ reports thereon (it being understood that such “comfort” letters may contain disclosures as to the omission of the items specified above and other customary items). Notwithstanding anything in this paragraph 7 to the contrary, the only financial statements that shall be required to be included in the preliminary offering memorandum shall be (I) those required to be delivered pursuant to paragraph 5 of this Summary of Additional Conditions and (II) to the extent customary for transactions of this type, pro forma financial statements (which need not be prepared in compliance with Regulation S-X of the Securities Act or include adjustments for purchase accounting to the extent not customary in private placements pursuant to Rule 144A promulgated under the Securities Act) relating to (i) the most recently completed fiscal year of the Company ended at least 90 days before the Closing Date and (ii) any subsequent interim period of the Company ended at least 45 days before the Closing Date, in each case, for which accompanying financial statements are required to be delivered pursuant to paragraph 5 of this Summary of Additional Conditions.

8.            The Incremental Lead Arrangers shall have received, at least three Business Days (as defined in the Acquisition Agreement) prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors that is (i) (x) required by U.S. or Canadian regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and the CDD Rule (such rules and regulations, the “KYC Rules”) and (y) set forth on the list of KYC requirements delivered to you on or prior to the date hereof (or, in the case of any Additional Committing Lender, on or prior to the date such Additional Committing Lender becomes party to the Commitment Letter) and (ii) all other documentation and other information about the Borrower and the Guarantors that is (x) requested in writing at least ten Business Days prior to the Closing Date by the Incremental Lead Arrangers and (y) (I) required by U.S. or Canadian regulatory authorities under the KYC Rules as a result of a change to the KYC Rules occurring after the date hereof, (II) required as a result of the occurrence of any change in the applicable Incremental Lead Arranger’s circumstances, which change results in additional information being required under the KYC Rules, (III) after the Incremental Lead Arranger’s review of any information delivered pursuant to this paragraph 8, reasonably determined to be required under the KYC Rules or (IV) readily available and customarily delivered by portfolio company affiliates of the Sponsors in the United States in connection with bank financings.

9.            Subject in all respects to the Funding Conditions Provision, the Guarantees with respect to the Term Loan Facilities shall have been executed by the Company and each of its subsidiaries that is required to become a Guarantor under the Existing Credit Agreement (without regard to any grace or compliance period provided for under the Existing Credit Agreement) and shall be in full force and effect or substantially simultaneously with the initial borrowing under the Term Loan Facilities, shall be executed and become in full force and effect.

The information required by condition 7 of this Summary of Additional Conditions above shall be referred to as the “Required Information”. If at any time you shall in good faith believe that you have provided the Required Information, you may deliver to the Incremental Lead Arrangers and their counsel a written notice (which may be delivered by email) to that effect (stating when you believe you completed such delivery), in which case the requirements in the foregoing condition 7 of this Summary of Additional Conditions will be deemed to have been satisfied as of the date of the applicable notice, unless the Incremental Lead Arrangers in good faith reasonably believe that you have not completed the delivery of the Required Information and, within two business days after the delivery of such notice by you, deliver a written notice to you to that effect (stating with specificity which Required Information you have not delivered).